Exhibit 10.5

90 Day & 12-Month Consulting Agreement
GREENCHEK TECHNOLOGY

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Develop investor relations messages that will most pro-actively leverage senior management’s strategic vision, operational and financial performance and ongoing business expertise to deliver the optimum P/E or revenue multiple and lower the Company’s cost of capital.

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Increase general market awareness of GCHK and promote understanding and appreciation for the Company’s strategic direction among the retail, wholesale, institutional and individual investing communities.

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Promote positive awareness of GCHK among securities and industry analysts.  Research and track analysts’ perceptions and attitudes towards GCHK and benchmark these metrics against realization of program objectives.

•	Assist management with the development of high-impact strategic approaches to the equity and debt markets that will deliver enhanced shareholder value and lower GCHK’s cost of capital.

I.	REVIEW ALL AVAILABLE DUE DILIGENCE MATERIAL REFERENCING GCHK
a.	Review and update all online financial information portals.
b.	Review current investor due diligence package; make applicable recommendations for enhancement.
c.	Once a comprehensive investor due diligence package is approved for distribution, DC Consulting will also recreate the kit in electronic format for easy email distribution.

II.	PREPARE DC CONSULTING MARKET SUMMARY SHEET
a.	Mass email Electronic Market Summary Sheet (EMSS) to DC Consulting’s Opt-In Subscribers.
b.	Mass email EMSS to DC Consulting’s retail broker network.
c.	Update hard copy quarterly. Electronic copy is updated daily providing for the latest news announcements, stock quote and daily trading data.

III.	CREATE AND MANAGE ALL FAX AND EMAIL DATABASES OF GCHK INQUIRERS, SHAREHOLDERS, PROSPECTIVE INVESTORS AND PROFESSIONAL INVESTORS (I.E. RETAIL, INSTITUTIONAL AND ANALYSTS)
a.	Immediately following release of news announcements, special corporate notices, DC Consulting will forward the applicable document(s) to those names captured in the respective databases.
b.	DC Consulting will manage all shareholder relations for GCHK, to include phone queries; outreach updates via telephone, fax and email (as preference); etc.

IV.	NEWS ANNOUNCEMENT PROTOCOL
a.
DC Consulting will serve as an additional “editor” on draft releases or manage the initial drafting, if desired.  Upon release to the wire service, DC Consulting will post the release to the online EMSS, email to the DC Consulting subscriber base.

b.
DC Consulting will email and/or fax (as applicable) each announcement to those retail brokers, institutions and analysts who have been introduced to GCHK by DC Consulting over the course of the campaign term.

c.	Each announcement will also be immediately emailed, faxed or mailed (as preferenced) to any individual who has requested ongoing information regarding GCHK.

1045 Primera Blvd Ste. 1033 Lake Mary, FL 32746 ܀ 407-792-3332 - Main ܀ 407-315-0076 - Fax

V.	TELE-MARKET RELATIONS ACTIVITY
a.	On a daily basis, DC Consulting’s executives will systematically contact all retail brokers who populate DC Consulting’s broker network and introduce them to GCHK.
b.	Particular emphasis will be placed on contacting every U.S. securities and industry analyst who is currently monitoring and/or reporting on market sectors identifiable with GCHK.
c.
DC Consulting will also coordinate a highly pro-active Institutional Outreach Program with definitive quarterly objectives, i.e. percentage increase in reported sponsorship; targeted sponsorship; new positions etc.

d.
In association with GCHK’s management team, DC Consulting will coordinate a nationwide meeting schedule (road shows) providing for one-on-one meetings with appropriate institutional investors and retail professionals in various cities throughout the United States with an objective of achieving a notable increase in overall market support and sponsorship of the Company’s common stock.  In addition, immediately following completed road shows, DC Consulting will follow-up with all meeting participants to collect feedback.  This feedback will be provided to GCHK in a formal report for each respective city tour.

VI.	MERGERS AND ACQUISITIONS
Upon request of GCHK’s management team, DC Consulting will use all of its resources to identify potential acquisition candidates, strategic partners, and/or merger opportunities that could help advance the Company’s overall objectives.

For the services listed herein, DC Consulting would be entitled to receive compensation as follows (exclusive of finder’s fees associated with a funding or merger/acquisition transaction or fees associated with ancillary creative/marketing/production support services):

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Monthly retainer fee of $9,500 in cash or quarterly retainer fee of $25,000 payable in cash or stock (closing price of the stock on the day the quarterly payment is due), with the first payment due upon the execution of the contract.  The quarterly retainer will revert back to cash once the Company has raised at least $1,000,000 in gross proceeds or the Company decides to revert to paying cash prior to raising $1,000,000.

•	DC Consulting would also be entitled to receive 950,000 restricted shares of common stock issued with the date of the contract to be delivered within 30 days of the execution of the contract.
•	DC Consulting would also be entitled to receive 750,000 warrants with a strike price of .40/sh.
•	DC Consulting would also be entitled to receive 750,000 warrants with a strike price of 1.00/sh.

Additional contract terms can be negotiated prior to the expiration of the first 90 days of the Consulting Agreement.  Each party has the right to cancel the contract following the initial 90 days with a 30 day notice written notice.  All outstanding balances and fees are to be paid in full upon cancellation notice.

DC CONSULTING LLC                                                                                                GREENCHEK TECHNOLOGY
INC
Daniel Conway (D.C.)

DANIEL CONWAY                                                                                                     LINCOLN PARKE
By: Daniel Conway                                                                                                       By: Lincoln Parke
Chief Executive Officer                                                                                                Chief Executive Officer
Date: July 22, 2009                                                                                                        Date: July 22, 2009